Exhibit 99.1

[Avanir Pharmaceuticals Logo]

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:	At Avanir Pharmaceuticals:
Patrice Saxon, Investor Relations 858-622-5202 psaxon@avanir.com

AVANIR ANNOUNCES $16 MILLION COMMON STOCK OFFERING

San Diego, October 18, 2005 — Avanir Pharmaceuticals (AMEX: AVN) today announced it has obtained commitments to purchase $16.15 million of its common stock in a registered-direct offering. Under the terms of the transaction, Avanir will sell approximately 6.1 million shares of Class A common stock to a select group of institutional investors at a price of $2.65 per share, which represents no discount to the closing market price of the stock on October 17, 2005. Xmark Funds, Federated Kaufmann, Jennison Associates LLC and OrbiMed Advisors LLC participated in the transaction.

The shares are being offered directly by Avanir pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission. Avanir did not use a placement agent on this transaction and therefore the company will receive the full proceeds of the offering upon closing.

The public offering is being made only by means of a prospectus and prospectus supplement. Copies of the prospectus and prospectus supplement relating to the offering may be obtained from Avanir Pharmaceuticals, 11388 Sorrento Valley Road, San Diego, CA.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

Avanir Pharmaceuticals, based in San Diego, is focused on developing and commercializing novel therapeutic products for the treatment of chronic diseases.

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The information contained in this press release, including any forward-looking statements contained herein, should be reviewed in conjunction with the company’s most recent Annual Report on Form 10-K and other publicly available information regarding the company. Copies of such information are available from the company upon request. Such publicly available information sets forth many risks and uncertainties related to the company’s business and technology. Forward-looking statements often contain such words like “estimate,” “anticipate,” “believe,” “plan” or “expect.” The Company disclaims any intent or obligation to update these forward-looking statements.